UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2015

COSTAR GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24531	52-2091509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 L Street, NW, Washington, DC 20005	20005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (202) 346-6500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 30, 2015, CoStar Group, Inc. (“CoStar” or the “Company”) announced the appointment of Scott L. Yinger as Interim Chief Financial Officer of the Company effective August 3, 2015. Mr. Yinger will perform the duties of the principal financial officer and principal accounting officer of the Company until such time as the Company appoints a new Chief Financial Officer. Effective August 3, 2015, Brian J. Radecki, the Company’s current Chief Financial Officer, will serve the Company as Executive Vice President to assist with the transition and with the search for a new Chief Financial Officer. Mr. Radecki expects to take a sabbatical following the appointment of a new Chief Financial Officer for the Company to spend more time with his family.

Mr. Yinger, 50, joined CoStar in June 2010 as Vice President of Finance and has been employed with the Company in that role since that time. As Vice President of Finance, Mr. Yinger has been responsible for the Company’s budgeting, forecasting and other financial analysis, including analysis of mergers and acquisitions, and supports the Company’s investor relations function, communicating with investors and analysts. Prior to joining CoStar, Mr. Yinger held various roles at AOL from 1999 to 2009, including divisional Chief Financial Officer and Senior Vice President of Finance. Mr. Yinger’s employment is not subject to an employment agreement. There is no agreement or understanding between Mr. Yinger and any other person pursuant to which Mr. Yinger has assumed Mr. Radecki’s responsibilities on an interim basis. Mr. Yinger is not a party to any transaction or series of transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K, nor are there any family relationships between Mr. Yinger and any director or executive officer of the Company that would require disclosure under Section 401(d) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSTAR GROUP, INC.

By:
Date: July 30, 2015	/s/ Brian J. Radecki

Name: Brian J. Radecki
Title: Chief Financial Officer